Exhibit 99.1

NEWS RELEASE

Susser Holdings Provides Third Quarter 2012 Operating Results Update
Earnings conference call set for 10 a.m. ET November 7 to discuss complete results for Susser Holdings Corporation and Susser Petroleum Partners LP

•	Same-store retail merchandise sales up 5.8%

•	Average retail fuel volumes per store up 6.6%

CORPUS CHRISTI, Texas, October 11, 2012 - Susser Holdings Corporation (NASDAQ: SUSS) today provided partial operating results for the third quarter of 2012.

For the quarter ended September 30, 2012, the Company expects to report:

▪	Same-store merchandise sales growth of approximately 5.8 percent year-over-year, compared to growth of 7.4 percent for the year-earlier period.

▪	Retail average per-store fuel volume growth of approximately 6.6 percent year-over-year, compared to growth of 5.6 percent for the prior-year period.

Year-to-date, the Company expects to report:

▪	Same-store merchandise sales growth of approximately 6.8 percent year-over-year, compared to growth of 6.3 percent for the year-earlier period.

▪	Retail average per-store fuel volume growth of approximately 6.8 percent year-over-year, compared to growth of 4.1 percent for the prior-year period.
New Locations Update
Susser Holdings opened eight new large-format Stripes® convenience stores during the third quarter for a total of 15 new stores opened year-to-date. One retail store was converted to a dealer consignment location during the third quarter, bringing the total retail stores to 552 as of September 30. Two additional Stripes® stores were converted to consignment locations at the beginning of the fourth quarter. Fourteen retail stores are under construction, of which 11 are currently expected to open during the fourth quarter. The Company expects to build 28 to 35 retail sites in 2013, and it continues to acquire additional properties for its land bank for future development.

Additionally, 11 new dealer sites were added in the wholesale segment, including the one converted from the retail segment, and seven sites were discontinued for a total of 571 contracted branded sites at the end of the third quarter. At quarter-end, the contracted dealer sites consisted of 88 consignment locations and 483 dealer supply contracts. For the nine months, Susser has added 25 contracted dealer sites and discontinued 19.
Susser Petroleum Partners LP, a master limited partnership that completed its initial public offering last month, began operations on September 25. Results for the quarter will be reported for the six-day period ended September 30.

Earnings Conference Call
Susser Holdings Corporation and Susser Petroleum Partners LP (NYSE: SUSP) will release their complete third quarter 2012 financial and operating results before the market opens on Wednesday, November 7. In conjunction with these news releases, management will hold a combined conference call the same day at 10 a.m. Eastern Time (9 a.m. Central Time) to discuss both companies' third quarter results. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:	Dial 480-629-9771 at least 10 minutes before the call. A replay will be available through November 14 by dialing 303-590-3030 and using the access code 4568290#.

By Webcast:
Connect to the webcast via the Events and Presentations pages of Susser Holdings' Investor Relations website at http://investor.susser.com or Susser Petroleum Partners' Investor Relations website at http://investor.susserpetroleumpartners.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates approximately 550 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in more than 340 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.4 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Contacts:

Susser Holdings Corporation	DRG&L
Susser Petroleum Partners LP	Anne Pearson, Senior Vice President
Mary Sullivan, Chief Financial Officer	(210) 408-6321, apearson@drg-l.com
(361) 693-3743, msullivan@susser.com	Ben Burnham, Vice President
(773) 599-3745, bburnahm@drg-l.com